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                                   EXHIBIT 4.2

                             AMENDMENT NO. 1 TO THE
                             RWD TECHNOLOGIES, INC.
                    AMENDED 1998 OMNIBUS STOCK INCENTIVE PLAN

                              W I T N E S S E T H:
                              - - - - - - - - - -

     WHEREAS, Section 7(f) of the RWD Technologies, Inc. Amended 1998 Omnibus Stock Incentive Plan (the "Plan") authorizes the Board of Directors (the "Board") of RWD Technologies, Inc., a Maryland corporation (the "Corporation"), to amend the Plan at any time; and

     WHEREAS, the Board now finds it desirable and in the best interests of the Corporation to increase the number of shares of common stock of the Corporation, par value $0.10 per share (the "Common Stock"), authorized for issuance under the Plan by 2,000,000 shares.

     NOW, THEREFORE, the Plan is amended, effective as of February 20, 2002, as follows:

                              First and Only Change
                              ---------------------

     The first two sentences of Section 4 of the Plan is amended in its entirety to read as follows (revisions are indicated by double-underscoring):

          "Subject to adjustments as provided in Section 7(d) of the Plan, the shares of Common Stock that may be issued with respect to Awards granted under the Plan shall not exceed an aggregate of 7,500,000 shares of Common
                                                     =========
     Stock. Prior to February 20, 2002, the maximum number of shares that may be
                     =================
     issued with respect to Awards granted under the Plan was 5,500,000."
                                                              =========

     IN WITNESS WHEREOF, the Corporation has caused this Amendment to be executed by its duly authorized officers this 20th day of February, 2002.

ATTEST:                                     RWD TECHNOLOGIES, INC.


By: /s/ Laurens MacLure, Jr.,               By: /s/ Robert W. Deutsch
    ------------------------------------        --------------------------------
         Laurens MacLure, Jr., Secretary             Robert W. Deutsch, Chairman
                                                     and CEO